Exhibit 26(n)(ii)

Written Consent of Ernst & Young LLP

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Independent Registered Public Accounting Firm” in the Statement of Additional Information and to the use of our reports (1) dated February 18, 2005 with respect to the statutory-basis financial statements and schedules of Western Reserve Life Assurance Co. of Ohio, and (2) dated March 4, 2005 with respect to the financial statements of the WRL Series Life Account, included in Post-Effective Amendment No. 2 to the Registration Statement (Form N-6 No. 333-110315) and related Prospectus of WRL Series Life Account.

ERNST & YOUNG LLP

Des Moines, Iowa

April 12, 2005